Exhibit 99.1

     CONTACT:  Investor Relations        Public Relations
               (214) 792-4415            (214) 792-4847


                   SOUTHWEST AIRLINES REPORTS SEPTEMBER TRAFFIC

     DALLAS, TEXAS - October 3, 2001 -- Southwest Airlines Co. announced today that the Company flew 2.6 billion revenue passenger miles (RPMs)in September 2001, a 21.6 percent decrease from the 3.3 billion RPMs flown in September 2000. Available seat miles (ASMs) decreased 3.6 percent to 4.8 billion from the September 2000 level of 5.0 billion. The load factor for the month was 53.4 percent, compared to 65.7 percent for the same period last year.
     Southwest's September 2001 traffic results were severely impacted by the September 11 terrorist attacks on the United States. The Federal Aviation Administration (FAA) immediately suspended all commercial airline flights. On September 14, 2001, the Company resumed flight operations and was operating its normal schedule by September 18, 2001. Prior to September 11, Southwest operated approximately 2,800 daily flights, which is the same number the Company operates today. Since September 18, 2001, the Company has maintained its excellent reliability record, with over 93 percent of its flights operating ontime for the period September 18 through September 30. The Company also experienced minimal cancellations of less than one percent during that same period.
     Southwest's load factor averaged 66.8 percent for the period from September 1 to September 10 and 45.4 percent for the period from September 14 through September 30. For the weeks ended September 23 and September 30, the weekly load factors averaged 38.5 percent and 52.4 percent, respectively. Bookings for the week ended September 23 were approximately 60 percent below normal targets; however, bookings for the week ended September 30 improved and were only 10-15 percent below normal targets. Southwest's traffic continues to show signs of improvement based on recent daily bookings; therefore, the Company believes load factors will improve further this week ending October 7, 2001. The Company cannot accurately predict whether load factors will continue to improve or return to normal levels in fourth quarter 2001.
     Southwest is currently in discussions with The Boeing Company regarding aircraft delivery dates. The Boeing 737-700 aircraft scheduled for delivery from September 11 through December 31, 2001 have not been placed in the Southwest flight schedule. As a result, minor schedule adjustments have been made to allow Southwest to begin service to Norfolk on October 7, 2001 and to add other scheduled service previously announced.
     As of September 10, 2001, Southwest had over $1 billion of cash on hand.
On September 12, 2001, the Company accessed an additional $475 million in cash from an existing bank line of credit. Pursuant to the Air Transportation Safety and System Stabilization Act, Southwest received its first installment of $144 million to compensate for direct, as well as incremental losses from the terrorist attack, resulting in cash on hand of approximately $1.5 billion on September 30, 2001. If losses continue, Southwest expects to receive additional federal compensation of a similar amount during fourth quarter 2001. Southwest is taking every step possible to preserve its cash position, including today's decision to change its commission policy to pay a five percent commission on all Southwest tickets issued by travel agents beginning October 15, 2001.
     For the third quarter 2001, Southwest flew 11.3 billion RPMs, compared to the 11.0 billion RPMs recorded for the same period of 2000, an increase of 2.7 percent. Available seat miles increased 6.4 percent to 16.3 billion from the third quarter 2000 level of 15.3 billion. The third quarter 2001 load factor was 69.1 percent, compared to 71.6 percent for the same period last year.
     For the first nine months of 2001, Southwest flew 33.7 billion RPMs, compared to the 31.4 billion RPMs recorded for the same period in 2000, an increase of 7.4 percent. Available seat miles increased 9.9 percent to 48.6 billion from the 2000 level of 44.2 billion. The year-to-date load factor was 69.4 percent, compared to 71.0 percent for the same period last year.
     Southwest Airlines Co. will conduct a conference call to discuss its September traffic today at 11:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the Southwest Airlines Internet site at http://www.southwest.com.
     This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Some of the factors that could significantly impact the forward-looking statements made in this news release include, but are not limited to: additional incidents that could cause the public to question the safety and/or efficiency of air travel, operational disruptions as a result of bad weather, industry consolidation, air traffic control-related difficulties, the impact of labor issues, actions of the federal and local governments, enhanced security regulations, changes in the government's policy regarding relief to the airline industry, the stability of the U.S. economy, inflation, the economic environment of the airline industry, and the economic environment in general. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Annual Report on Form 10-K for the year ended 2000.


                                          SOUTHWEST AIRLINES CO.
                             PRELIMINARY COMPARATIVE TRAFFIC STATISTICS


                                                SEPTEMBER

                                 2001            2000              CHANGE

Revenue passengers carried         3,678,469       5,159,866         (28.7)%

Revenue passenger miles (000)      2,590,610       3,303,283         (21.6)%

Available seat miles (000)         4,848,968       5,029,077          (3.6)%

Load factor                           53.4 %          65.7 %     (12.3) pts.

Average length of haul                   704             640          10.0 %

Trips flown                           69,327          75,089          (7.7)%


                                               THIRD QUARTER

                                 2001            2000              CHANGE

Revenue passengers carried        16,207,719      16,500,662          (1.8)%

Revenue passenger miles (000)     11,260,082      10,968,076           2.7 %

Available seat miles (000)        16,290,821      15,310,348           6.4 %

Load factor                           69.1 %          71.6 %      (2.5) pts.

Average length of haul                   695             665           4.5 %

Trips flown                          235,083         229,710           2.3 %


                                                YEAR-TO-DATE

                                 2001            2000             CHANGE

Revenue passengers carried        49,450,492      47,391,379           4.3 %

Revenue passenger miles (000)     33,710,859      31,376,044           7.4 %

Available seat miles (000)        48,587,630      44,209,075           9.9 %

Load factor                           69.4 %          71.0 %      (1.6) pts.

Average length of haul                   682             662           3.0 %

Trips flown                          705,273         671,968           5.0 %